Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made and entered into by and between Robert L. Bailey for himself or his heirs, successors and assigns (hereinafter “Bailey”) and PMC-Sierra, Inc. (hereinafter referred to as the “Company”) (collectively, the “Parties”), with reference to the following facts:

WHEREAS

A. The Board of Directors of the Company (the “Board”) has been having discussions with Bailey regarding eventual transition to a successor for Bailey in the position of President and Chief Executive Officer of the Company (“CEO”).

B. The Board and Bailey have determined that it is in the best interests of the Company to have the arrangements for Bailey’s eventual transition and separation agreed in advance of Bailey’s future decision and announcement of an intention to resign from the Company.

C. Once Bailey has made a decision and announced his intention to resign, he will continue as the CEO, with all of his current duties and responsibilities until the Company hires a new Chief Executive Officer and his resignation as CEO is effective (the “Resignation Date”).

D. After his decision and announcement to resign, Bailey will continue to serve on the Company’s Board of Directors and as Board Chairman through his then-current term and until his successor has been elected and qualified. Bailey may be re-nominated for additional term(s) as a Director if the Board and Bailey so agree.

E. The Parties desire to facilitate a smooth transition.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows:

1. Payments and Benefits Due to Bailey. In consideration for this Agreement and any Supplemental Release attached as Exhibit C, the Company shall provide the following:

(a) While serving as CEO, Bailey’s base salary will continue at an annual rate of $500,000, less applicable withholdings, payable in accordance with the Company’s regular payroll practices. Furthermore, for any partial quarter in which Bailey holds the CEO title, he will be paid his base salary for the full quarter. Subject to the deferral provisions below, the salary payments will be made on a bi-weekly or semi-monthly basis in accordance with the payment schedule in effect for Bailey’s base salary on the Resignation Date.

(b) Bailey will continue to be paid semi-annual bonuses pursuant to the Company’s Short Term Incentive Plan (“STIP”). For any six-month period ended June 30 or December 31 in which Bailey holds the CEO title, he will be paid his full STIP award for that six-month period to the extent the required performance goals for such quarter have been satisfied. Any such semi-annual bonus

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will be paid within thirty (30) days following the end of the applicable six-month period but in no event later than March 15 of the year following the year in which the Resignation Date occurs.

(c) For as long as Bailey is an employee and/or a Director, Bailey will continue to receive all health and welfare benefit coverage to which he is currently entitled for himself and his dependents which the Company provides to its employees and which may be adopted by the Company for employees/executives generally, including (without limitation) extended health and dental insurance, life and disability insurance, participation in the Company’s 401(k) plan, and tax preparation services after completion and filing of Bailey’s federal income tax return for 2007; provided however, at the time Bailey ceases to be an employee, he will no longer be eligible to participate in the Company’s 401(k) plan and his vacation balance will be deemed to be zero so that a negative balance shall be forgiven and no payout will be required. For as long as Bailey is an employee and/or a Director, cost for health and welfare benefit coverage for Bailey and his dependents will be proportionately shared by the Company and Bailey at the then-current contribution levels. Notwithstanding the above, Bailey will pay the full premiums for his health and welfare benefit coverage for the first six months following his Separation from Service (the “Reimbursement Period”). If in the seventh month following his Separation from Service Bailey is still serving as a Director of the Company, the Company will reimburse Bailey for the Company’s portion of the amount of the premiums paid by him during the Reimbursement Period and pay the premiums for month seven and the following months in which Bailey continues to serve as Director with Bailey contributing at the then-current employee contribution level. Bailey will submit appropriate evidence of each such reimbursable expense within thirty (30) days following the end of the Reimbursement Period and the Company will reimburse Bailey within thirty (30) days following such submission.

(d) After Bailey is no longer either an employee or a Director of the Company (the “Separation Date”), Bailey and his dependents will continue to receive, at Bailey’s expense, health and welfare benefit coverage equivalent to the coverage which the Company provides to its employees for a period (i) beginning on the Separation Date that is equal to Bailey’s term of service as an employee (rounded up to a full year or as required by the Company’s policies) or (ii) beginning on the Separation Date and ending upon Bailey’s and his dependents being accepted for coverage under comparable plans through another employer, whichever period is shorter but not beyond such time that Bailey becomes eligible for Medicare coverage.

(e) The Amended and Restated Executive Employment Agreement between Bailey and the Company (the “Change of Control Agreement”) will remain in place and Bailey will be entitled to benefits under that agreement in accordance with its terms in the event of a Change of Control of the Company (as defined in the Change of Control Agreement) announced during the time Bailey continues to serve as CEO. Any such benefits will require a further release signed in the form attached to the Change of Control Agreement as an exhibit.

(f) For as long as Bailey is an employee and/or a Director of the Company, Bailey’s options shall continue to vest and be exercisable.

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(g) At such time that Bailey is no longer either an employee or a Director of the Company, and provided Bailey signs the Supplemental Release, a copy of which is attached hereto as Exhibit A, Bailey shall receive: (i) acceleration of vesting by two years of outstanding unvested options and (ii) the right to exercise all of his outstanding options for 12 months following the Separation Date or the remaining term of the option, whichever is shorter. The benefits in this subsection (g) are limited to option grants existing as of September 30, 2007; any subsequent grants that may be made as a result of ongoing service to the Company are specifically excluded from this Agreement. The Company hereby represents and warrants that, upon approval of this Agreement by the Board of Directors of the Company, no further approvals of the Board of Directors of the Company or any committee of the Board of Directors shall be required to effect such acceleration and extension of the post-termination exercise period of such options.

(h) Bailey acknowledges that, except as expressly provided for in this Agreement, the Change of Control Agreement or the Indemnification Agreement between Bailey and the Company dated February 26, 1999 (the “Indemnification Agreement”), no other amounts are due to Bailey. Bailey further acknowledges that he has obtained no advice from the Company and that neither the Company nor its attorneys have made any representations regarding the tax consequences, if any, to him regarding the payments and benefits provided for in this Section 1. Bailey understands that the taxability of the payments and benefits provided in this Section 1 shall be governed by applicable federal, state, and local tax laws and regulations, and that other than authorized withholdings and deductions during employment, Bailey shall be solely responsible for any taxes, interest and penalties that he may owe with respect to such payments.

(i) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Bailey becomes entitled under Section 1 of this Agreement shall be made or paid to him prior to the earlier of (i) the expiration of the 6-month period measured from the date of his Separation from Service or (ii) the date of his death, if he is deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Section 416(i) of the Internal Revenue Code (the “Code”) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 1(i) shall be paid in a lump sum to Bailey, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(j) During the period Bailey is entitled to benefit coverage under Section 1, the following provisions shall govern the arrangement: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one calendar year of such coverage shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any subsequent calendar year for which coverage is to be provided; (ii) any reimbursement of the expenses covered hereunder will be made no later than the close of the calendar year following the calendar year in which those expenses are incurred; and (iii) the right to such reimbursement and continued benefit coverage cannot be liquidated or exchanged for any other benefit.

(k) “Separation from Service” means the cessation of Bailey’s status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services he is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he rendered in employee status during the immediately preceding thirty-six (36) months. Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

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2. Release. Bailey hereby fully and forever releases and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, related entities, and their predecessors, successors, and past and present officers, directors, shareholders, employees, agents, partners, attorneys, benefit plans, insurers, and representatives, (hereinafter “Releasees”) from any and all claims of whatever nature, except as noted below, whether known or unknown, which exist or may exist on Bailey’s behalf against Releasees as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, equitable claims, breach of fiduciary duty claims, ERISA claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington State Law Against Discrimination and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, harassment, or retaliation. Notwithstanding any provisions and covenants in this Section 2, Bailey is not waiving any claim he may have against Releasees for: (i) unemployment, (ii) state disability and/or workers’ compensation insurance benefits, (iii) his vested rights upon termination in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA and the terms of the Company’s benefit plans, and (iv) any claim Bailey may have against Releasees for liability for taxes on income earned by Bailey arising from (A) any final determination by a competent authority that Bailey has incorrectly or improperly reported and paid taxes due, or (B) any payment by Bailey in settlement of such tax liability (including, in each case, all reasonable costs and expenses incurred by Bailey in connection with defending the assertion of such tax liability), provided that Bailey has relied in good faith on the documentation provided by the Company in structuring the transaction or series of transactions that resulted in the income received, and that Bailey has reported and paid his personal tax obligations in good faith reliance on the Company’s documentation. Moreover, the Company will continue to indemnify Bailey to the fullest extent permitted by Delaware law pursuant to the Company’s Bylaws for any claim arising from his status as an employee or Director to the Company, notwithstanding any change in Bailey’s relationship with the Company. Furthermore, the Company acknowledges that the Indemnification Agreement will continue in effect in accordance with its terms, notwithstanding any change in Bailey’s relationship with the Company, and the Company will maintain directors and officers liability insurance that will expressly cover Bailey for his acts or omissions while serving as a Director or officer of the Company, notwithstanding any change in Bailey’s relationship with the Company.

3. No Filing of Claims. Bailey represents and warrants that he does not presently have on file any claims, charges, grievances, actions, appeals or complaints against Releasees in

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or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or arbitrator(s), public or private, based upon any actions occurring prior to the date of this Agreement. Bailey further agrees and understands that, except as may be required by subpoena, court order, or other legal proceedings, he shall not, in any way, assist any individual or entity in commencing or prosecuting any action or proceeding, including, but not limited to, any administrative agency claims, charges or complaints or any lawsuit against the Releasees, or in any way cooperate or participate in any such action or proceeding, including trial, pretrial preparation, prelitigation fact-gathering or administrative agency proceeding connected with any and all matters. Bailey understands and agrees that, notwithstanding any provisions and covenants in this Section 3, nothing in this Agreement is intended to constitute an unlawful release or waiver of any of his rights under any laws and/or to prevent, impede, or interfere with his ability and/or right to: (a) provide truthful testimony if under subpoena to do so, and/or (b) participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or any other governmental entity.

4. Waiver of Unknown Claims. It is further understood and agreed by the Parties that as a condition of this Agreement, except as noted in Section 2 above, Bailey hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

In connection with such waiver and relinquishment, Bailey hereby acknowledges that he or his attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist, but that except as noted in Section 2 above, he expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against Releasees at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from Bailey’s employment with the Company or his resignation from that employment. The Parties further acknowledge, understand and agree that this representation and commitment is essential to each Party and that this Agreement would not have been entered into were it not for this representation and commitment.

5. Non-Admission of Liability. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company or Bailey.

6. Proprietary Information Agreement and Non-Compete. Bailey has been and will continue to be extensively involved in high-level decisions related to the competitive design, development, marketing, positioning and sale of the Company’s products and services. Bailey acknowledges and agrees that such participation requires unlimited access to highly sensitive Proprietary Information (as defined in the Invention Assignment Agreement dated November 15, 1993 (the “Confidentiality Agreement”)), including confidential information and trade secrets related to the development of the Company’s business model, competitive strategies, product and/or services positioning, marketing, and other information that would be highly injurious if

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divulged to or used by a Competitor (as defined in the second paragraph of this Section 6) of the Company. Bailey agrees to maintain the confidentiality of the Company’s proprietary information and trade secrets and not to use the Company’s proprietary information or trade secrets other than for the Company’s benefit in accordance with the Confidentiality Agreement.

Bailey further agrees that until the later of one year after he ceases to be either an employee or Director of, or a consultant to, the Company (whichever is later) he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor or in any other capacity directly engage in work for, provide services or assistance to, or own a more than 25% voting interest in any Competitor of the Company, provided that, after consultation with Bailey, the Company shall have determined that the proposed engagement conflicts with the interests of the Company. “Competitor” means a business anywhere in the world which derives ten percent (10%) or more of its revenues from developing, manufacturing, marketing or selling any products which directly compete with the products manufactured, marketed or sold by the Company or its subsidiaries as of the later of the Separation Date or the date a consulting agreement (if applicable) terminates.

Bailey further agrees that in the event of any breach of this Section 6, the Company will be entitled to seek equitable relief, including an injunction, because of the possibility that such a breach would cause irreparable harm for which there is no adequate remedy at law.

7. Non-Solicitation. Until the later of one year after the later of the Separation Date or the date a consulting agreement with the Company (if applicable) terminates, Bailey will not directly or indirectly induce, encourage, solicit, influence or attempt to influence any employee of the Company or its subsidiaries to cease providing services for the Company or its subsidiaries for any reason, or to interview or employ any such individual. However, Bailey may interview or employ an individual if more than six months have elapsed since the individual terminated his or her services to the Company or its subsidiaries, and during the three months before and the six months after the individual terminates his or her services Bailey did not communicate with the individual about employment by another entity with which Bailey has any relationship.

8. Non-Disparagement.

(a) Bailey agrees that he shall not make any negative or disparaging statements or comments about the Company’s business, technologies, market position, employment policies and practices, employees (past and present), operations, products or services, either as fact or opinion.

(b) The Company agrees that it shall not make any negative or disparaging statements or comments about Bailey.

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9. Right to Revoke.

Bailey understands and agrees that he:

(a) Has a full twenty-one (21) days after receipt of this Agreement within which to review and consider the Agreement;

(b) Is advised to consult with an attorney whom he may freely choose prior to executing this Agreement;

(c) Has carefully read and fully understands the provisions of this Agreement;

(d) Is, through and in accordance with the terms set forth in this Agreement, releasing Releasees from any and all claims he has or may come to have against the Releasees;

(e) Is knowingly and voluntarily agreeing to all the terms set forth in this Agreement;

(f) Has seven (7) days after the execution of this Agreement within which he may revoke this Agreement. In order to revoke this Agreement, Bailey must deliver to Alinka Flaminia, General Counsel, at 3975 Freedom Circle, Suite 100, Santa Clara, CA 95054, a letter stating that he is revoking this Agreement no later than seven (7) days after he executes it;

(g) That, because of this revocation period, this Agreement shall not become effective or enforceable until the eighth (8th) day following the date Bailey executes this Agreement (the “Effective Date”);

(h) Is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Agreement is executed; and

(i) Is, by reason of this Agreement, receiving from the Company good and sufficient consideration in addition to anything of value to which he is already entitled.

10. Ownership of Claims. The Parties represent and warrant that they are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. The Parties further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands that the Parties may have against one another.

11. Governing Law. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Delaware.

12. Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors and assigns.

13. Drafting. The Parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

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14. Attorneys’ Fees. The parties are responsible for their own attorneys’ fees incurred in connection with the preparation of this Agreement. In the event that any party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing party in any such proceeding shall be entitled to recover costs and reasonable attorneys’ fees.

15. Execution of Additional Documents. The Parties agree to execute such other, further, and different documents as reasonably may be required to effectuate this Agreement.

16. Headings. The headings in each Section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

17. Integration. This Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the Parties. It supersedes all prior agreements between the Parties, with the exception of the Change in Control Agreement, the Indemnification Agreement and the Confidentiality Agreement as referred to herein. The Parties represent and warrant that they are not relying on any promises or representations that do not appear written herein. The Parties further understand and agree that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

18. Severability. If any provision in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce the remaining provisions to the extent permitted by law.

19. Counterparts and Original Document. This Agreement may be executed in counterparts. Facsimile signatures on this Agreement shall be treated as original signatures. Any reproduction of this Agreement by reliable means (with complete signatures) will be considered an original of this document

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Agreement and Release.

PLEASE READ THIS SETTLEMENT AGREEMENT CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: 10/17/07	/S/ ROBERT L. BAILEY
Robert L. Bailey

PMC-Sierra, Inc.

DATED: 10/18/07	By:	/S/ JONATHAN J. JUDGE
	Its:	Director, Chairman Compensation Committee

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EXHIBIT A

SUPPLEMENTAL RELEASE

I, Robert L. Bailey, hereby agree and affirm as follows:

I have entered into a Transition Agreement and Release with PMC-Sierra dated              20    , pursuant to which I released PMC-Sierra from and against all claims arising out of my employment with PMC-Sierra through the date of the agreement (the “Agreement”). I hereby agree that the releases and waivers set forth in the Agreement (including the exceptions stated in its Sections 2 and 4) are incorporated herein by reference and shall apply in respect of all claims arising out of my employment or the termination thereof during the period from the commencement of my employment with PMC-Sierra through and including the date of this Supplemental Release.

I further represent that I have not filed any claims, charges or any other proceedings against PMC-Sierra or the released parties.

I understand that if I choose not to sign this Supplemental Release, PMC-Sierra is not obligated to provide me with the additional benefits set forth in Section 1(g) of the Agreement.

I understand and agree that I am not entitled to any further compensation, bonus or wages from PMC-Sierra.

I understand and agree that I:

(a) Have a full twenty-one (21) days after receipt of this Supplemental Release within which to review and consider the Supplemental Release;

(b) Am advised to consult with an attorney whom I may freely choose prior to executing this Supplemental Release;

(c) Have carefully read and fully understands the provisions of this Supplemental Release;

(d) Am, through and in accordance with the terms set forth in this Supplemental Release, releasing Releasees from any and all claims I have or may come to have against the Releasees to the same extent as the release in Sections 2 and 4 of the Agreement, including the exceptions thereto;

(e) Am knowingly and voluntarily agreeing to all the terms set forth in this Supplemental Release;

(f) Have seven (7) days after the execution of this Supplemental Release within which I may revoke it. In order to revoke this Supplemental Release, I must deliver to the Company’s General Counsel at 3975 Freedom Circle, Suite 100, Santa Clara, CA 95054, a letter stating that I am revoking this Supplemental Release no later than seven (7) days after I execute it;

(g) That, because of this revocation period, this Supplemental Release shall not become effective or enforceable until the eighth (8th) day following the date I execute this Supplemental Release (the “Effective Date”);

(h) Am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Supplemental Release is executed; and

(i) Am, by reason of the Agreement and the release of claims therein, receiving from the Company good and sufficient consideration in addition to anything of value to which I am already entitled.

Date:
Robert L. Bailey